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[DR.KOOP LOGO]

FOR IMMEDIATE RELEASE

                                                              CONTACT:
                                                              Elaine Zameck
                                                              drkoop.com, Inc.
                                                              310/395-5700
                                                              elainez@drkoop.com

              DRKOOP ANNOUNCES ACQUISITION OF HOME INFUSION COMPANY ANNOUNCEMENT MARKS THE COMPLETION OF $4.325 MILLION IN FINANCING

SANTA MONICA, CALIFORNIA -- AUGUST 20, 2001 -- drkoop.com, Inc. (OTC Bulletin
Board: KOOP) has announced the acquisition of the operating assets of IVonyx Group Services, Inc. a Detroit based home-infusion service provider. IVonyx will change its name to drkoop LifeCare, Inc. and will operate as a wholly-owned subsidiary, continuing to offer home based medical treatments while expanding its health and wellness offerings into the fast-growing home care market. As a result of the acquisition, drkoop.com, Inc. has shifted its management team and elected two new members to its Board of Directors. In addition, the company secured a $4.325 million preferred stock financing and a working capital credit facility.

"The closure of this deal and the new financing officially marks our new beginning," says Richard Rosenblatt, Co-Chairman and CEO of drkoop.com, Inc. "After a year of aggressive restructuring and cost cutting, we are now positioned to leverage our brand in the home health industry as well as through the launch of our consumer products. Beginning with the expected launch of dietary supplements this fall, we believe that the Dr. Koop consumer brand will further demonstrate our successful repositioning and continued viability."

The consideration paid to IVonyx at the closing consisted of $2.0 million in cash and 5 million shares of the company's common stock. If certain performance targets are attained, drkoop.com may also be required to make additional earn-out payments to IVonyx based on the net income of the IVonyx business following the closing. The securities issued in connection with the acquisition were issued in a transaction exempt from registration under the federal securities laws and may not be offered or sold absent registration or an applicable exemption from registration.

Concurrently with the closing of the IVonyx acquisition, drkoop LifeCare, Inc., the subsidiary of the company which acquired the operating assets of IVonyx, entered into a $10.0 million working capital credit facility with Heller Healthcare Finance, Inc. Borrowings under the facility are subject to the company's building up a borrowing base of accounts receivable from drkoop LifeCare, Inc.'s business following the closing date and are limited to a percentage of the accounts receivable borrowing base. In addition, borrowings are subject to satisfaction of certain other conditions and post-closing obligations. The loan is secured by all of the assets of the business acquired from IVonyx.


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DRKOOP.COM ANNOUNCES ACQUISITION  -- PAGE 2

"The acquisition immediately positions drkoop as a significant player in the $5 billion home infusion industry," said Ed Cespedes, Vice Chairman of drkoop.com, Inc. "It also provides us with a powerful platform to continue growth internally, as well as through acquisition, both in the home infusion and in the broader home healthcare industries."


The IVonyx acquisition has resulted in a management shift. Edward A. Cespedes will now serve as the Vice-Chairman of the company's Board of Directors and G. Peter Molloy, Jr., who previously served as the Chief Executive Officer of IVonyx, will become the company's President. In addition, Albert Henry, the Chairman of IVonyx, and Peter Molloy joined the company's Board of Directors.

"IVonyx has been focused on meeting the needs of America's aging population," says Peter Molloy, drkoop.com's newly appointed President. "The Dr. Koop name adds tremendous value in dealing with our patients and clients."

This press release is not intended and shall not be construed as an offer to sell or a solicitation of an offer to buy any securities of the company.


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ABOUT DRKOOP.COM, INC.

Founded in 1997, drkoop.com, Inc. is a publicly traded company (OTC Bulletin
Board: KOOP) committed to providing contemporary, science-based, branded healthcare products, services and information to the Baby Boomer market. True to the tradition established by the former U.S. Surgeon General, drkoop.com offers a unique resource to empower people across the health spectrum to make informed lifestyle choices. A name consumers know they can trust, drkoop.com and its youth division drDrew.com, have more than two million registered users. For more information, visit www.drkoop.com.


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DRKOOP.COM ANNOUNCES ACQUISITION  -- PAGE 3


This document contains forward-looking statements relating to, among other things, the company's plans to enter the home healthcare and consumer products markets, the company's ability to borrow under its new credit facility, potential earnout payments that may be required to be made to IVonyx, the company's future results of operations, the company's potential growth prospects and general business conditions relating to drkoop.com. These forward-looking statements are based on our current expectations and are subject to material risks and uncertainties. Actual results could differ materially from these forward-looking statements depending on changes in external competitive market factors, capital market conditions, the effectiveness of our marketing and promotion strategies or our ability to execute our business strategy. These matters and other business risks to which drkoop.com is subject are discussed in our periodic reports and registration statements filed from time to time with the Securities and Exchange Commission. In particular, investors are urged to review carefully the information under the caption "Risk Factors" in the Form 10-K for the year ended December 31, 2000 and the Form 10-Q for the quarter ended June 30, 2001 and the other information contained in those reports and in the Reports on Forms 8-K filed on April 16, 2001, July 16, 2001, July 27, 2001, July 31, 2001 and August 9, 2001. The Form 10-K, Form 10-Q and Forms 8-K may be obtained by accessing the database maintained by the Securities and Exchange Commission at http://www.sec.gov or by contacting drkoop.com as noted above.